Exhibit 99.(h)(13)(ii)

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

(Updated and effective as of May 1, 2025)

Name of Separate Account	Date Established	Contracts Funded by Separate Account
Variable Annuity Account A of Protective Life	December 1, 1997	Protective Investors Benefit Advisory NY Variable Annuity
Protective NY COLI VUL Separate Account	April 14, 2020	Protective Executive Benefits Registered VUL
Protective NY Variable Life Separate Account	January 31, 2025	Protective Strategic Objectives VUL II NY

This Schedule A to the Participation Agreement dated August 20, 2020, by and among the parties identified below is updated and effective as of May 1, 2025, and replaces all prior versions of this Schedule A.

This Schedule A may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Schedule A shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of all parties hereto. For the purposes hereof, a facsimile copy of this Schedule A, including the signature pages hereto, shall be deemed an original.

VANGUARD VARIABLE INSURANCE FUND		THE VANGUARD GROUP, INC.

By:	/s/ John Schadl	By:	/s/ Carolyn Sherry

Name:	John Schdal	Name:	Carolyn Sherry

Title:	Assistant Secretary	Title:	Principal, Head of US Transfer Agency

VANGUARD MARKETING CORPORATION		PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY

By:	/s/ Carolyn Sherry	By:	/s/ Steve Cramer

Name:	Carolyn Sherry	Name:	Steve Cramer

Title:	Principal, Head of US Transfer Agency	Title:	Chief Product Officer – Retirement Division